Exhibit 23.10

CONSENT OF EXPERT

In connection with the Registration Statement on Forms F-9/S-4 and any amendment thereto (the “Registration Statement”) of the registrants, I, Rob Henderson, hereby consent to the use of my name in connection with the references to the scientific and technical information relating to Kinross Gold Corporation’s mineral properties contained in or incorporated by reference on the Form S-4.

Date: April 19, 2012	By:	/s/ Rob Henderson
Rob Henderson